Exhibit 99.1

SAKS INCORPORATED ANNOUNCES JUNE COMPARABLE

STORE SALES INCREASE OF 1.9%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (July 10, 2008)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $243.8 million for the five weeks ended July 5, 2008 compared to $237.6 million for the five weeks ended July 7, 2007, a 2.6% increase. Comparable store sales increased 1.9% for the period.

On a quarter-to-date basis, for the two months ended July 5, 2008, owned sales totaled $470.9 million compared to $486.5 million for the prior year two-month period ended July 7, 2007, a 3.2% decrease. Comparable store sales decreased 3.5% for the two-month period. As previously disclosed, sales performance for the second quarter has been negatively affected by the acceleration of a spring season clearance event into the first quarter this year from the second quarter last year.

On a year-to-date basis, for the five months ended July 5, 2008, owned sales totaled $1,325.6 million compared to $1,272.1 million for the prior year five-month period ended July 7, 2007, a 4.2% increase. Comparable store sales increased 4.0% for the five-month period.

For June, the strongest categories at Saks Fifth Avenue were men’s contemporary apparel, sportswear, and shoes; jewelry; accessories; and cosmetics and fragrances. The weakest categories at Saks Fifth Avenue for June were women’s apparel and men’s clothing. Saks Direct and Saks Off 5th performed well for the month.

For the second quarter in the aggregate, management has adjusted its outlook and now expects modestly negative comparable store sales and a relatively flat year-over-year gross margin rate. Management continues to expect that inventory levels generally will remain in-line with the Company’s sales expectations throughout the balance of the year.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 48 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking

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information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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